UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )
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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under to § 240.14a-12

Earthstone Energy, Inc.
(Name of Registrant as Specified in Its Charter)

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Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380

Supplement to the Proxy Statement
for the 2021 Annual Meeting of Stockholders
to be held on Tuesday, July 20, 2021

This supplement, dated July 9, 2021 (this “Supplement”), supplements the definitive proxy statement of Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), dated June 9, 2021 (the “Proxy Statement”), and is furnished to Earthstone’s stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of Earthstone for Earthstone’s 2021 Annual Meeting of Stockholders to be held on Tuesday, July 20, 2021, or any postponement or adjournment thereof (the “Annual Meeting”). This Supplement is being filed with the U.S. Securities and Exchange Commission and is first being made available to Earthstone’s stockholders on or about July 9, 2021.
THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This Supplement is being furnished in order to provide updated information regarding the ability of brokers to vote uninstructed shares on certain proposals. This Supplement does not provide all of the information that is important to your decisions in voting at the Annual Meeting. This Supplement should be read in conjunction with the Proxy Statement.

Updated Information Regarding Proposals 2 and 6

The New York Stock Exchange (“NYSE”) has ruled that each of Proposals 2 and 6 are “routine” and therefore brokers may vote uninstructed shares regarding these matters. The Proxy Statement had previously stated that Proposals 2 and 6 were “non-routine.” As a result of NYSE’s ruling, if you own your shares of Class A Common Stock through a bank, broker or other nominee and you do not provide them with specific voting instructions, the bank, broker or nominee is permitted to cast a broker vote with respect to your shares on each of Proposals 2 and 6.